SCHEDULE 14A
                              (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               Confidential, For Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         EAGLE SUPPLY GROUP, INC.

               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:__________________________________________________________

      (2) Aggregate number of securities to which transaction applies:__________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:________________________________________________

      (4)  Proposed maximum aggregate value of transaction:__________________

      (5)  Total fee paid:___________________________________________________

[ ]   Fee paid previously with preliminary materials:________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount previously paid:___________________________________________

     (2)   Form, Schedule or Registration Statement No.:_____________________

     (3)   Filing Party:_____________________________________________________

     (4)   Date Filed:_______________________________________________________

                       EAGLE SUPPLY GROUP, INC.
                   122 East 42nd Street, Suite 1618
                       New York, New York 10168

                           _________________

                           CONSENT STATEMENT
                           _________________

                Consents in Lieu of Special Meeting of
               Stockholders of Eagle Supply Group, Inc.

     This Consent Statement is being furnished in connection with the solicitation by the board of directors (the "Board of Directors") of Eagle Supply Group, Inc., a Delaware corporation (the "Company" or
"Eagle"), of written consents in lieu of a Special Meeting of Stockholders (the "Consent") to approve and ratify certain terms and provisions contained in a warrant issued by the Company pursuant to a private placement sale of its securities to James E. Helzer as further described herein (the "Proposal").

     This Consent Statement and the enclosed blue Consent form is first being sent to stockholders on or about August ___, 2003.

     Stockholders are urged to complete, date, and sign the accompanying form of Consent and return it promptly in the envelope provided with these materials. No postage is necessary if the Consent is mailed in the United States in the accompanying envelope.

                           CONSENT PROCEDURE


Record Date and Voting Rights

     The Board of Directors has fixed the close of business on August ___, 2003, as the record date (the "Record Date") for the determination of the stockholders of record entitled to cast a vote on the matters contained in the Consent. The enclosed Consent is being sent to, and may be executed only by, stockholders of record as of the Record Date. As of the Record Date, Eagle had issued and outstanding 10,255,455 shares of common stock, constituting our only class of stock outstanding and entitled to vote on the matters presented herein. Each share of common stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon.

     Under the Delaware General Corporation Law ("DGCL"), unless otherwise provided in the certificate of incorporation or bylaws, any action that may be taken at an annual or special meeting of stockholders also can be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation and Bylaws do not limit, prohibit, restrict, or otherwise qualify the use of this procedure.

     Unless the DGCL, the Certificate of Incorporation, or Bylaws of a corporation requires a greater number of votes, matters submitted to stockholders generally require the approval of a majority of the shares at a meeting when a quorum is present. As a result, approval of the Proposal will require the receipt of unrevoked written Consents from the holders of at least a majority of the outstanding shares of common stock of the Company as of the Record Date (or 5,127,728 shares). If the action described herein is taken, Eagle will promptly notify its stockholders.

     The Consents will expire 60 days after the first Consent is delivered to the Company or our corporate Secretary. Accordingly, in order for the proposed action by written consent to be effective, the requisite number of written Consents to approve such action must be received prior to ____________, 2003 (the "Expiration Date").

     Since approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of common stock as of the Record Date, any abstention or other failure to vote in favor of the approval of the Proposal for any reason will have the same effect as voting against the Proposal.


Intended Vote of Related Parties

      As of the Record Date, the Company's largest stockholder, TDA Industries, Inc. ("TDA"), and its affiliates own a total of 5,300,000 shares of Common Stock, or 51.7% of the outstanding common stock entitled to vote on the matters presented herein. Douglas P. Fields and Frederick M. Friedman, both of whom are directors and executive officers of the Company, also are directors and executive officers of TDA, and John E. Smircina, Esq., a director of the Company, is a director of TDA. TDA has agreed to vote its shares in favor of the Proposal and, if TDA and its affiliates do vote in favor of the Proposal, then the Proposal will be approved without the need for any additional shareholder consent. The Proposal will be approved upon receipt of unrevoked written Consents from the holders of a majority of our outstanding common stock. TDA does not intend to deliver a written Consent in favor of the Proposal until approximately 14 days prior to the Expiration Date; however, TDA reserves the right in its sole discretion to deliver its written Consent at any time during the solicitation period.


Voting and Revocation of Consents

      The enclosed Consent permits stockholders to vote for, against, or abstain from voting with respect to the Proposal. All properly executed Consents will be counted in accordance with the voting instructions indicated on the Consent, if any. If a properly executed Consent has been received but no voting instructions are provided or indicated as to what action is to be taken, such Consent will be deemed to constitute a vote FOR the approval of the Proposal.

      Any stockholder submitting a Consent may revoke it at any time before the action authorized by the executed Consents becomes effective by duly executing and delivering a written revocation to the Company. The action by written consent subject to this solicitation shall become effective at the time a sufficient number of unrevoked Consents to take the proposed action shall have been signed by the stockholders of record and delivered to the Company. A revocation may be in any written form validly executed by the revoking stockholder so long as it clearly states that the Consent previously given is no longer effective. Any written revocation of a Consent shall be delivered to the Secretary of the Company at our principal executive offices, located at the address set forth above.

                              PROPOSAL I
                     APPROVAL OF THE TERMS OF THE
                   WARRANT ISSUED TO JAMES E. HELZER


General Description of Transaction

     During the third quarter of the Company's 2003 fiscal year, the Company was experiencing and projecting a weakening cash position due to the normal seasonal slowdown that the Company experiences in that quarter, the general sluggishness of the United States economy, increasing competitive pressures in several of the Company's markets, slow payments by contractor customers, the need to maintain minimum inventory levels, and the uncertainty of whether sufficient funds would be advanced to the Company by its lenders. In addition, because the stock market price of the Company's common stock was depressed, the Company was concerned about the feasibility of generating the necessary cash from a potential sale of the Company's equity securities, and if equity could be sold, that it would be on terms reasonably satisfactory to the Company. As a result of the foregoing, James E. Helzer, the President and Vice Chairman of the Board of Directors of the Company, agreed to make the necessary cash infusion at a price which exceeded the then-recent trading prices for the Company's common stock.

     To ensure compliance with NASD Marketplace Rules 4350(i)(1)(A) and 4350 (i)(1)(D)(ii), we are seeking stockholder approval and ratification of the Proposal. Pursuant to the terms of the Securities Purchase Agreement, dated February 6, 2003, by and between the Company and Mr. Helzer (the "Securities Purchase Agreement"), we issued and sold to Mr. Helzer in a private placement transaction for gross proceeds of $1 million (a) 1,000,000 shares of our common stock, and
(b) warrants to purchase up to an additional 1,000,000 shares of our common stock ("Warrant"). The provisions of the Warrant, as amended, to be approved and ratified by our stockholders pursuant to this Consent solicitation relate to the number of shares of our common stock to be issued upon exercise of the Warrant and the potential future adjustments to the exercise price of the Warrant.

     The Warrant is exercisable any time prior to February 7, 2008 at an exercise price of $1.50 per share. The exercise price and the number of shares of common stock issuable upon the exercise of the Warrant ("Warrant Shares") are both subject to typical anti-dilution provisions. The exercise price of the Warrant also is subject to an adjustment in the event that the Company enters into certain sales transactions in which the common stock is sold by the Company at a price below the current exercise price of the Warrant (a "Diluting Issue"). In the event of a Diluting Issue, the then applicable exercise price for the Warrant in effect immediately prior to the Diluting Issue (the "Current Exercise Price") will be reduced to an exercise price (the "Diluting Issuance Adjustment") determined by multiplying the Current Exercise Price by a fraction determined as follows:

     *  the numerator shall be the sum of

        -- the  number  of  shares of common stock  and  common  stock equivalents outstanding immediately prior to the Diluting Issue (calculated on a fully diluted basis assuming conversion, exercise, or exchange of all derivative securities exercisable or exchangeable into common stock), plus

        -- the number of shares of common stock that could be purchased at the Current Exercise Price with the aggregate consideration received for the Diluting Issue; and

     * the denominator shall be the number of shares of common stock and common stock equivalents outstanding immediately after the Diluting Issue (calculated on a fully diluted basis assuming conversion, exercise, or exchange of all derivative securities exercisable or exchangeable into common stock).

     For example, assuming we have 15 million shares of common stock and common stock equivalents outstanding prior to a Diluting Issue sale of our common stock in which we sell 1.5 million of our shares for a purchase price of $1.00 per share, then the exercise price would be reduced to $1.4544 per share, calculated as follows:

     $1.50 Current Exercise Price multiplied by 16.0/16.5

     *  The numerator of 16.0 million is calculated as follows:

          15.0 million shares outstanding prior to the Diluting Issue plus 1.0 million shares (the number of shares that can be purchased at the Current Exercise Price with the $1.5 million raised in the Diluting Issue).

     *  The denominator of 16.5 million is calculated as follows:

          15.0 million shares outstanding prior to the Diluting Issue plus 1.5 million shares sold in the Diluting Issue.

     Not all issuances of our common stock at a price below the Current Exercise Price will result in a Diluting Issuance Adjustment. Adjustments to the exercise price of the Warrant will not be made in connection with:

     * shares of common stock issued or issuable upon exercise of the Warrant,

     * shares of common stock issued or issuable upon the exercise of options or warrants issued or granted prior to the date of the Warrant,

     * securities issued or issuable upon the exercise of options granted or to be granted under any stock option plan, stock purchase plan, restricted stock plan or agreement, or other equity-based incentive plan or agreement in an amount and under terms approved by our Board of Directors or an authorized committee thereof,

     * common stock issued to employees, officers, directors, or consultants as compensation for services in lieu of cash payments therefor,

     * securities offered to the public pursuant to a registration statement declared effective under the Securities Act of 1933,

     * shares of common stock issued in connection with a merger, acquisition, purchase of assets, or other transaction involving a non-cash issuance of the common stock approved by our Board of Directors, or

     * any of the types of transfer or other adjustments specifically subject to the other anti-dilution adjustments set forth in the Warrant.

     In addition, pursuant to the terms of the Securities Purchase Agreement, commencing on August 6, 2003, Mr. Helzer is entitled to demand the filing of one Registration Statement on a Form S-3 Registration Statement with the Securities and Exchange Commission
(the "SEC") to register an aggregate of up to 2,000,000 shares of common stock (subject to the anti-dilution provisions) consisting of the common stock and the Warrant Shares issuable pursuant to the Securities Purchase Agreement.

     Our Board of Directors approved the private placement offering on January 27, 2003 pursuant to the affirmative vote of a majority of the members of our Board of Directors who did not have an interest in the transaction. In determining to approve the transaction, our Board of Directors considered many factors, including, but not limited to, the Company's anticipated working capital needs, sources of funds available to the Company, and the opinions of Robert T. Kirk, financial consultant, and of Soroban, Inc., a financial advisory firm, each dated January 27, 2003, that the transaction is fair to the Company and its stockholders from a financial point of view.

     Based on several conversations with Nasdaq subsequent to the closing of the private placement offering on February 6, 2003, the Company, Mr. Helzer, and TDA, holder of a majority of the issued and outstanding shares of our common stock, agreed to amend the Securities Purchase Agreement and the Warrant.

     Accordingly, on May 5, 2003, the Company executed the First Amendment to Securities Purchase Agreement, effective as of February 6, 2003, by and among the Company, Mr. Helzer, and TDA ("Securities Purchase Agreement Amendment"), and First Amendment to Warrant, effective as of February 6, 2003, by and between the Company and Mr.
Helzer ("Warrant Amendment"). The significant changes to the Securities Purchase Agreement and the Warrant set forth in the Securities Purchase Agreement Amendment and Warrant Amendment, are as follows:

       * Provisions were added to the Warrant which require approval by the Company's stockholders prior to (i) any adjustment of the exercise of the Warrant below $0.875 per Warrant Share and (ii) the exercise of the Warrant for a number of shares of the Company's common stock which exceeds 811,090 Warrant Shares ("Stockholder Solicitations").

       * A provision was added to the Securities Purchase Agreement pursuant to which the Company agreed to seek a vote of the stockholders of the Company to approve the Stockholder Solicitations as soon as practicable following the filing of the Company's Form 10-Q for the quarter ended March 31, 2003.

       * TDA was added as a party to the Securities Purchase Agreement, made certain representations and warranties to Mr. Helzer, and agreed to support any Company action to call for a stockholder vote on the Stockholder Solicitations and to vote all of the shares of common stock it beneficially owns in favor of the Stockholder Solicitations.

     The foregoing description of the contents of the Securities Purchase Agreement, Warrant, Securities Purchase Agreement Amendment, and Warrant Amendment is qualified in its entirety by reference to such agreements filed as exhibits to the Company's Forms 8-K filed on February 7, 2003 and May 12, 2003, each of which have been incorporated herein by reference.


Impact Of the Transaction on Existing Stockholders

     The issuance of the shares of common stock to Mr. Helzer in the private placement resulted in a dilution of your ownership interest in the Company. Accordingly, you now hold a smaller percentage of our outstanding capital stock and have less influence over our affairs. The issuance of the 1,000,000 shares of common stock to Mr. Helzer increased the number of shares outstanding by approximately 11.04%. If you held 5% of the Company's common stock immediately prior to such issuance, you held approximately 4.50% immediately after the issuance.

     In addition, you will experience further dilution if Mr. Helzer exercises the Warrant. If the Proposal is not approved and Mr. Helzer is limited to the purchase of 811,090 Warrant Shares, the number of our outstanding shares of common stock would increase by approximately 7.91% upon exercise of the Warrant for the full 811,090 Warrant Shares (assuming no other issuances of our common stock). As a result, if you held 5% of the Company's common stock immediately prior to such exercise, you would hold approximately 4.63% after such exercise.

     On the other hand, if the Proposal is approved and Mr. Helzer exercises the Warrant for the full 1,000,000 Warrant Shares, the number of shares outstanding would increase by approximately 9.75% (assuming no other issuances of our common stock). As a result, if you held 5% of the Company's common stock immediately prior to such exercise, you would hold approximately 4.55% after such exercise.

     In any event, if Mr. Helzer decides to exercise any of the Warrant, the Company will receive an additional $1.50 per share purchased.


The Proposal

      In accordance with the terms of the Warrant Amendment, we are soliciting stockholder approval and ratification of the following (together comprising the Proposal):

     1. the Diluting Issue provisions set forth in Section 5(d) of the Warrant, as amended by the Warrant Amendment, which provides for a weighted average reduction of the exercise price of the Warrant Shares upon the occurrence of certain Diluting Issues, and

     2. the full exercise of the Warrant to purchase all Warrant Shares purchasable under the terms of the Warrant.

     Stockholder adoption of the Proposal would constitute an approval of the Stockholder Solicitations under the terms of the Warrant as required by the Nasdaq revisions to the Warrant.


Reason for Submitting Proposal to Stockholders

     Although the Company believed that the terms of the Securities Purchase Agreement and the Warrant were in compliance with Nasdaq rules and regulations, Nasdaq officials advised us subsequent to the consummation of the transaction on February 6, 2003 that the Diluting Issuance Adjustment as contained in the original Warrant may not have been in technical compliance with Nasdaq rules and further, based on their interpretation of another Nasdaq rule, the sale of the Company's common stock under a full exercise of the Warrant also may not be in compliance with Nasdaq rules. In particular, Nasdaq advised us after its review of the Securities Purchase Agreement and the Warrant that it believed that its rules required prior stockholder approval of both the Diluting Issuance provisions and the aggregate number of shares of our common stock issuable to Mr. Helzer under the Securities Purchase Agreement and the Warrant.

     Based on further discussions with Nasdaq, the Company and Mr. Helzer agreed to amend the terms of the original Warrant so as to require the requisite stockholder vote prior to taking advantage of any provisions which would purportedly be in violation of Nasdaq rules. In accordance with the terms of the Warrant Amendment required by Nasdaq, we are hereby soliciting the approval of our stockholders to the Proposal.


     Diluting Issue Provisions

     NASD Marketplace Rule 4350(i)(1)(A) requires stockholder approval of any plan or arrangement pursuant to which a listed company's common stock may be acquired by its officers and directors, except for warrants or rights issued generally to the Company's security holders or pursuant to a broadly-based plan or arrangement. For purposes of this rule, such prior approval is not required in the case where the amount of securities that may be issued to such officers or directors does not exceed the lesser of (the "Minimum Threshold"):

     *    1% of the number of outstanding shares of common stock,

     *    1% of the outstanding voting power, or

     *    25,000 shares of common stock.

     Based on Nasdaq's interpretation of this rule, a private placement offering where the number of shares being offered exceeds the Minimum Threshold and are being sold to its officers or directors at a discount to the current market price constitutes an arrangement requiring stockholder approval.

     Prior to the offer and sale of the common stock and the Warrant to Mr. Helzer pursuant to the Stock Purchase Agreement (the "Helzer Transaction"), the Company sought Nasdaq's guidance on how to determine whether securities are being offered at a discount under NASD Marketplace Rule 4350(i)(1)(A) when common stock and a derivative security are being sold for an aggregate purchase price. We were advised by Nasdaq that the sale of 1 million shares and warrants to purchase an additional 1 million shares for an aggregate purchase price would be viewed as the sale of 1 million units, each unit consisting of one share of common stock and one warrant to purchase a share of common stock, for a purchase price of $1.00 per unit. In such an offering, Nasdaq assigns a value of 1/8 (or $0.125) to the warrant component of the unit, which, in the Helzer Transaction, would result in a purchase price of 7/8 (or $0.875) for each share of common stock purchased. The closing price of our common stock on the day before the Helzer Transaction closed ("Helzer Transaction Closing Date"), was $0.81 and, based on the Nasdaq guidance received by the Company, no stockholder approval of the Helzer Transaction was required under NASD Marketplace Rule 4350(i)(1)(A).

      Following the closing of the Helzer Transaction, however, Nasdaq contacted the Company and advised us that the Diluting Issue provisions contained in the Warrant could still result in a violation of NASD Marketplace Rule 4350(i)(1)(A) if a Diluting Issuance Adjustment should cause the exercise price to fall below $0.875 per share. Although the Current Exercise Price of the Warrant is $1.50 per share, clearly a purchase price that was not a discount to the market price for our common stock on the Helzer Transaction Closing Date, Nasdaq determined that since there was no floor on any Diluting Issuance Adjustment such shares potentially could be sold at a discount in violation of NASD Marketplace Rule 4350(i)(1)(A) if the exercise price fell below $0.875 per share. In view of the weighted average nature of the formula for calculating the Diluting Issuance Adjustment and the Current Exercise Price of $1.50 per share, we pointed out that any adjustment that would reduce the exercise price below $0.875 per share is more theoretically than realistically possible. In this regard, any such adjustments would likely require such a large issuance of common stock that we would need to seek stockholder approval to amend our Certificate of Incorporation in order to have sufficient number of authorized shares of common stock available for such issuance.

     Notwithstanding the foregoing, so long as it is possible that the exercise price could fall below $0.875 per share, Nasdaq took the position that the provisions of the Warrant would not be in compliance with its rules and required the Company and Mr. Helzer to enter into the Warrant Amendment to prohibit such a reduction in the exercise price without receiving the approval of our stockholders, which approval is referenced in the Warrant Amendment as the Stockholder Solicitations.


     Number of Shares Subject to Warrant

     In addition to the foregoing, NASD Marketplace Rule 4350(i)(1)(D)
(ii) requires prior stockholder approval in connection with any transaction, other than a public offering, that involves the sale, issuance, or potential issuance of common stock or securities exercisable for common stock which is:

     * equal to 20% or more of the listed Company's common stock outstanding before the issuance

     * for less than the greater of the book value or market value of the common stock.

     At the time of the Helzer Transaction, we had approximately 9,055,455 shares of common stock outstanding. We did not believe the shares of common stock subject to the Warrant should be included in the calculation of the 20% threshold because the exercise price was significantly more than the market price for our common stock and, as a result, any potential issuance of the underlying common stock was too speculative to be subject to this rule. Although only 1,000,000 shares of common stock were sold on the Helzer Transaction Closing Date and the exercise price of the Warrant to purchase additional shares of common stock was nearly double the market price for our common stock on that date, Nasdaq took the position that we should aggregate the total number of shares that could be purchased by Mr. Helzer pursuant to the Helzer Transaction, including those subject to the Warrant, for purposes of this rule. Based on this Nasdaq interpretation, the aggregate of 2 million shares of our common stock purchasable by Mr. Helzer in connection with the Helzer Transaction, assuming the full exercise of the Warrant, exceeded the 20% threshold of 1,811,090 shares. Further, on the Helzer Transaction Closing Date, even though the market value of our common stock did not exceed the purchase price paid for the stock purchased under the Securities Purchase Agreement or payable upon exercise of the Warrant, our book value per share was $2.31 (based on our Form 10-Q for the period prior to the Helzer Transaction Closing Date).

      Accordingly, as a result of the foregoing, Nasdaq required the Company and Mr. Helzer to enter into the Warrant Amendment to prohibit the issuance of shares of common stock in an amount which exceeded the 20% threshold without receiving the prior approval of our stockholders, which approval is referred to in the Warrant Amendment as the Stockholder Solicitations.

Impact of Adoption of the Proposal; Interests of Certain Persons

      If the Proposal is adopted by the Company's stockholders, Mr. Helzer, an officer and director of Eagle, will be able to exercise the Warrant in full and there will be no limit on the reduction to the exercise price of the Warrant upon the occurrence of a Diluting Issue. Accordingly, if we issue or sell our common stock for less than the Current Exercise Price in a transaction which constitutes a Diluting Issue, it is possible that the exercise price of the Warrant Shares may be reduced below $0.875 per Warrant Share for Mr. Helzer or his assigns and we would receive less gross proceeds from the sale of each Warrant Share. Further, Mr. Helzer will not be limited to the purchase of 811,090 Warrant Shares, but will be able to exercise the Warrant to purchase up to 1 million Warrant Shares (as adjusted under any anti-dilution provisions therein).

      Under the terms of the Securities Purchase Agreement Amendment, TDA and its affiliates are required to vote in favor of the adoption of the Proposal. TDA and its affiliates hold in excess of a majority of our common stock and if TDA and its affiliates vote in favor of the adoption of the Proposal, such Proposal will be approved.


No Appraisal Rights

      Under Delaware law, stockholders are not entitled to appraisal rights with respect to the Proposal.


Recommendation

     The Board of Directors believes that approval of this Proposal is advisable and is in the best interests of the Company and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL.

      Consents approving the adoption of this Proposal from a majority of the outstanding shares of common stock are required for approval of the Proposal.

             The Board of Directors recommends a vote FOR
                             the Proposal.

                       ---------------------------

    SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding common stock as of June 24, 2003, by: (i) each director, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Securities Exchange Act of 1934), (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company to beneficially own more than 5% of our outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the common stock owned by them.


                                               Current Beneficial Ownership
                                              ------------------------------
                                                  Number          Percent
Name of Beneficial Owner                        of Shares (1)   of Class (2)
------------------------                      ---------------   ------------
Directors, and Certain Executive Officers
Douglas P. Fields..........................   5,300,000 (3)        51.7%
Frederick M. Friedman......................   5,300,000 (4)        51.7%
James E. Helzer............................   2,380,000 (5)        21.0%
E. G. Helzer...............................      48,000 (6)          *
Steven R. Andrews, Esq.....................     160,000 (7)         1.5%
Paul Finkelstein...........................      10,000 (8)          *
John E. Smircina, Esq......................   5,300,000 (9)        51.7%
George Skakel III..........................      10,000 (10)         *
Gary L. Howard.............................     130,001 (11)        1.3%

All directors and executive officers
as a group (9 persons).....................   8,038,001 (12)       69.5%

Other Beneficial Holders

TDA Industries, Inc. (13)..................   5,300,000            51.7%
122 East 42 Street
New York, NY  10168
-------------------
* Less than 1%

(1)  In   accordance  with  Rule  13d-3  promulgated   pursuant  to   the
     Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3) Includes 5,300,000 shares of common stock owned by TDA Industries, Inc. ("TDA"), a privately-held corporation in which Mr. Fields serves as its Chairman of the Board and Chief Executive Officer and is a principal owner; and by reason of his positions and ownership, Mr. Fields may be deemed to be the beneficial owner of the shares held by TDA.
(4) Includes 5,300,000 shares of common stock owned by TDA, a corporation in which Mr. Friedman serves as a director and as its Executive Vice President, Chief Financial Officer, Treasurer, Secretary and is a principal owner; and by reason of his positions and ownership, Mr. Friedman may be deemed to be the beneficial owner of the shares held by TDA.
(5) Includes (i) currently exercisable options to purchase 80,000 shares of common stock and (ii) currently exercisable Warrants to purchase 1,000,000 shares of our common stock.
(6) Includes currently exercisable options to purchase 48,000 shares of our common stock
(7) Includes currently exercisable options to purchase 80,000 shares of our common stock.
(8) Includes currently exercisable options to purchase 10,000 shares of our common stock.
(9) Includes 5,300,000 shares of our common stock owned by TDA, a corporation in which Mr. Smircina serves on its board of directors, and by reason of his position, Mr. Smircina may be deemed to be the beneficial owner of the shares held by TDA.
(10) Includes currently exercisable options to purchase 10,000 shares of our common stock.
(11) Includes currently exercisable options to purchase 80,000 shares of our common stock.

(12) Includes   (a)  308,000  shares  of  our  common  stock  subject  to
     currently exercisable options and 1,000,000 shares of our common stock subject to the Warrant which may be acquired by such directors and executive officers as a group and (b) 5,300,000 shares of our common stock owned by TDA that certain of the officers and directors of the Company may be deemed to be the beneficial owner thereof.
(13) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated April 15, 2003, filed with the SEC by TDA.


                          SOLICITATION COSTS

      Eagle will bear the cost of preparing, assembling, and mailing the Consent Statement and the Consent cards in connection with the solicitation of written Consents in lieu of a meeting of stockholders. In addition to solicitation by use of mail, employees of the Company may solicit Consents, personally or by telephone, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial holders and to obtain authorization for execution of the Consents. Eagle, upon request, will reimburse those persons and entities for expenses incurred in forwarding Consent materials to beneficial owners.

                  DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this Consent Statement some information in documents that are filed by us with the SEC. This means we can disclose important information to you by referring to another document filed separately with the SEC. Any information that we incorporate by reference is considered part of this Consent Statement. The following documents previously filed with the Commission by Eagle Supply Group, Inc. (File No. 000-25423) are hereby incorporated by reference in this Consent Statement and made a part hereof:

     *  Our  Current Report on Form 8-K filed with the SEC on February
        7, 2003; and

     *  Our Current  Report on  Form 8-K filed with the SEC on May 12,
        2003.

     You may request a copy of any or all documents which are incorporated by reference in this Consent Statement and we will provide it to you, at no cost, by first class mail, within one business day of receipt of such request. You may make your request for copies of the information in writing or by telephone. Requests for copies should be directed to Eagle Supply Group, Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 1618, New York, New York 10168, telephone: (212) 986-6190.


                             OTHER MATTERS

     No further business will be transacted by written consent in connection with this Consent Solicitation other than seeking the approval of the Proposal in lieu of a special meeting of the Company's stockholders.

     Unless we have received contrary instructions from a stockholder, we are delivering only one Consent Statement to multiple stockholders sharing an address; however, a separate Consent form will be forwarded for each stockholder at the shared address. Upon request made to Frederick M. Friedman, Secretary, Eagle Supply Group, Inc., 122 East 42nd Street, Suite 1618, New York, NY 10168, telephone number (202) 986-6190, we will promptly deliver a separate copy of this Consent
Statement to a stockholder who shares an address with another stockholder. A stockholder who is receiving multiple copies and would like to receive only one copy per household may make such a request to the address and phone number listed above.

                                   By Order of the Board of Directors


                                   Frederick M. Friedman, Secretary
New York, New York
August ___, 2003

         Action by Written Consent in Lieu of Special Meeting
                          of Stockholders of


                       EAGLE SUPPLY GROUP, INC.


     THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     Pursuant to Section 228 of the Delaware General Corporation Law, the following resolution is approved and adopted as indicated below by the stockholders who have signed this Consent, or a counterpart hereof (this Consent and all counterparts being deemed to constitute a single consent) without a meeting. The resolution set forth herein shall be effective when unrevoked Consents in favor of such resolution, or counterparts thereof, have been executed, dated, and delivered by or on behalf of the stockholders of record on August ___, 2003 of a majority of the outstanding shares of common stock of Eagle Supply Group, Inc. This Consent expires at the close of business on ______, 2003.

1. Resolution to Approve the Terms of the Warrant Issued to James E. Helzer. Proposal to approve and ratify certain terms and provisions contained in the warrant issued by the Company pursuant to the private placement sale of its securities to James E. Helzer under the terms of a Securities Purchase Agreement, dated February 6, 2003, as amended on May 5, 2003, by and between the Company, James E. Helzer, and TDA Industries, Inc., referred to as the Proposal and described in the accompanying Consent Statement dated August ___, 2003 (the "Proposal").


        [ ]  FOR           [ ]  AGAINST          [ ] ABSTAIN


The above Proposal is described in greater detail in the accompanying Consent Statement dated August ___, 2003, all of which is incorporated herein by reference.


                   PLEASE SIGN AND RETURN PROMPTLY.

The shares of common stock represented by this Consent, when properly executed, will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS GIVEN, THIS CONSENT WILL BE VOTED FOR THE APPROVAL OF THE PROPOSAL.

Please enter the number of shares of common stock of Eagle Supply Group, Inc. you own:

(Please sign, date, and return this Consent exactly as your name or names appear below.)


                                 Date:__________________________, 2003

                                 Signature(s):________________________
                                             Title  or  Authority  (if
                                             applicable)

                                 Please  sign  your name here  exactly
                                 as  it  appears hereon.  Joint owners
                                 should  each sign.  When  signing  as
                                 an         attorney,        executor,
                                 administrator,   trustee,   guardian,
                                 corporate  officer or  other  similar
                                 capacity, so indicate.  If the  owner
                                 is   a   corporation,  an  authorized
                                 officer    should   sign   for    the
                                 corporation  and  state  his  or  her
                                 title.   If shares are held  in  more
                                 than   one  capacity,  this   Consent
                                 shall  be deemed valid for all shares
                                 held in all capacities.